Exhibit 23.2

           Consent of Independent Public Accountants

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Sport Supply
Group, Inc. Stock Option Agreement, Restricted Stock Award Agreement and Sport Supply Group, Inc. Amended and Restated Stock Option Plan and to the incorporation by reference therein of our report dated November 5, 1999 with respect to the consolidated financial statements of Sport
Supply Group, Inc. included in its Annual Report (Form 10-K) for the year ended October 1, 1999, filed with the Securities and Exchange Commission.

                              /S/ ERNST & YOUNG LLP

Dallas, Texas
May 3, 2000